                                                                   EXHIBIT 10.28

Effective March 15, 1995


                           LONG-TERM PERFORMANCE PLAN
                                       of
                              LOCKHEED CORPORATION
                              AND ITS SUBSIDIARIES



                                   ARTICLE I

                              PURPOSE OF THE PLAN


         This plan is established to provide further incentive to certain executive employees to promote the achievement of long-term strategic goals of Lockheed Corporation by providing extra compensation based upon the achievement of such goals as measured over three-year performance cycles, with the following intent:

         1. To encourage teamwork and interorganizational cooperation among Participants in order to maximize the accomplishment of corporate-wide objectives; and
         2. To focus each Participant's efforts on actions and decisions calculated to generate shareholder value over a sustained period of time.


                                   ARTICLE II
                                  DEFINITIONS


         1. BEGINNING MARKET VALUE -- The median of the daily closing New York Stock Exchange prices for a company's common stock for the month of December in the year preceding the year in which the Performance Cycle begins.
         2.      BOARD OF DIRECTORS -- The Board of Directors of Lockheed
Corporation.
         3. COMMITTEE -- The Management Development and Compensation Committee of the Board of Directors as from time to time appointed or constituted by the Board of Directors.

         4. COMPANY -- Lockheed Corporation and its Subsidiaries. It shall also mean Lockheed-Martin Corporation provided the merger contemplated by the agreement and Plan of Reorganization ("the Merger Agreement"), dated August 29, 1994, closes. (the "Merger")
         5. EMPLOYEE -- Any person who is employed by the Company and who is a participant in the Lockheed Management Incentive Compensation Plan.
         6. ENDING MARKET VALUE -- The median of the daily closing New York Stock Exchange prices for a company's common stock for the month of December in the year in which the Performance Cycle ends.
         7. PARTICIPANT -- Any Employee selected to participate in the Plan in accordance with its terms.
         8. PERFORMANCE CYCLE -- A three-year period commencing on a January 1 of any year on and after January 1, 1986 and no later than January 1, 1994.
         9.      PLAN - This Long-Term Performance Plan.
         10. TARGET AWARD -- The product of a Participant's Target Award Level and such Participant's Total Base Salary.
         11. TARGET AWARD LEVEL -- A percentage of Total Base Salary set by the Committee for each Participant for each Performance Cycle which shall be twenty percent (Level A), sixteen percent (Level B), twelve percent (Level C) or eight percent (Level D).
         12. TOTAL BASE SALARY -- The cumulative base salary paid to a Participant during a Performance Cycle, which shall not include any incentive compensation, commissions, overtime payments, indirect payments, retroactive payments not affecting the base salary or not applicable to a year of such Performance Cycle, and any other payments of compensation of any kind.


                                  ARTICLE III
                         ELIGIBILITY FOR PARTICIPATION

         Those Employees whose functions and responsibilities have a direct and significant influence on the profitability and growth of the Company over a sustained period will be considered eligible for selection for participation in the Plan for any particular Performance Cycle. Participants shall be those selected by the Committee for the January 1993 and 1994 cycles. No members of the Committee shall be eligible for participation in the Plan.

                                   ARTICLE IV
                               PARTICIPANT AWARDS

1. ESTABLISHMENT OF PERFORMANCE CRITERIA. For each Performance Cycle, the Committee will adopt a set of two award factor schedules for the purpose of measuring Company performance and translating such performance into an award percentage for that Performance Cycle. The award factor schedules will measure:
         A. The Company's absolute percentage gain in total shareholder value over the Performance Cycle as compared to an absolute percentage target ("Lockheed Factor").
         B. The Company's gain in total shareholder value over the Performance Cycle as compared to the gain in total shareholder value of a peer group of companies over the same time period ("Peer Group Factor").

2. PERFORMANCE CRITERIA AND MEASUREMENT. Performance criteria and measurement shall be in accordance with the following principles:
A.       Lockheed Factor
         The Lockheed Factor schedule for each Performance Cycle will be constructed to measure the actual percentage increase in the Company's total shareholder value during the Performance Cycle against a target percentage increase in total shareholder value selected by the Committee. The percentage change in total shareholder value during a Performance Cycle will be measured by comparing the Beginning Market Value of the Company's common stock to its Ending Market Value, and making appropriate adjustments for cash dividends, stock splits, and similar occurrences during the Performance

         Cycle. Calculations of the actual percentage increase in the Company's total shareholder value will be rounded to the nearest one-tenth of one percent. Lockheed's value will be adjusted for the
         1.63 conversion factor set forth in the Merger Agreement between Lockheed and Martin Marietta Corporation (MMC). After adjustment the value for purposes of calculations under this Plan shall be the Lockheed-Martin share price.
         B.      Peer Group Factor
         The Peer Group Factor schedule for each Performance Cycle will be constructed to measure the Company's gain in total shareholder value over the Performance Cycle against the gain in total shareholder value attained over the same time period by a peer group of aerospace competitors.
                 (1.)     Peer Group:  The aerospace peer group for the
                 1992-1994 Performance Cycle consists of: General Dynamics, Grumman, Martin Marietta, McDonnell Douglas, Northrop, Raytheon, Rockwell, and Loral. The aerospace peer group for subsequent Performance Cycles will be listed on the applicable Peer Group Factor schedule. The Grumman and Martin Marietta portions of the peer group shall be equally redistributed to the remaining numbers of the peer group as follows:

                          o For Grumman, as of April 15, 1994, by using the closing price as of that date.

                          o For Martin Marietta, as of March 15, 1995, by using the closing price on that date.

                 (2.)     Calculation of Gain in Total Shareholder Value:  The
                 gain in total shareholder value over the Performance Cycle for the Company, and for the aerospace peer group, will be calculated on the basis of two phantom stock portfolios. On the first day of each Performance Cycle a fictional investment of $100 million will be made in each of the following, based upon the Beginning Market Value of the respective stocks:
                 (a)      Lockheed Corporation common stock; and
                 (b)      A portfolio comprised of the common stock of the
                          companies in the aerospace peer group.
                 The investment in the portfolio of peer company stocks under
                 (2) will be equally divided among each of the companies of the group, except that the Committee may adjust such proportion at its discretion in order to achieve a more balanced weighting of investments in individual companies.
                 Any such adjustment will be indicated on the applicable Peer Group Factor schedule for the Performance Cycle to which it applies. Any "cash dividend paid" on a stock in either of the portfolios will be deemed to be immediately reinvested in the underlying stock.

         At the end of each Performance Cycle, the final market value of the Company portfolio will be divided by the final market value of the aerospace peer group portfolio to determine the Company's gain in total shareholder value during the Performance Cycle relative to the peer group's gain. The final market value of a portfolio will be based upon the Ending Market Values of the common stocks in the portfolio.

         C. There is established an Accounting Council for the purpose of assisting the Committee in managing the operation of the Plan. Such Council shall consist of the following officers of the Company, or their delegates:
                          Vice President & Controller
                          Vice President & Treasurer
                          Vice President-Internal Audit

                 The Council is authorized to establish uniform definitions and interpretations of terms and concepts, and to establish appropriate methods for and make calculations as necessary for the measurement of performance under the Plan. Items not clearly identified on, or determinable from, a company's financial records shall be determined by the Council. All such actions by the Council shall be in accordance with generally accepted accounting and financial principles, and duly recorded in writing.

         D. The performance measurement calculations under the award factor schedules shall be audited by the Company's internal audit staff and subject to review by the Company's independent auditor.

3.       CALCULATION OF AWARDS.
         A. A Participant's Award shall be the percent of Target Award earned, based on the absolute gain in total shareholder value for the Performance Cycle (as determined from the Lockheed Factor schedule), multiplied by a factor based on Company total shareholder value relative to shareholder total value of the aerospace peer group (as determined by the Peer Group Factor schedule).
         B. The award calculated in 3.A above shall be reduced by any payment made to a Participant Long Term Performance Plan on February 7, 1995 as a result of terminating the predecessor.
         C.      The maximum Award to any Participant may not exceed
         200% of the Participant's Target Award.

                                   ARTICLE V
                   ELIGIBILITY FOR AWARD/PRO-RATION OF AWARD

         Except as otherwise provided in this Article, a Participant must be an Employee on the last day of a Performance Cycle in order to be eligible to receive an Award for that Performance Cycle. If a Participant ceases to be an Employee during a Performance Cycle for reasons of retirement under a Company retirement plan, disability or death, such Participant, or Participant's designated beneficiary, shall be eligible to receive an Award for such Performance Cycle which shall be prorated according to the length of employment within such three-year period. Awards shall likewise be prorated for those Employees who become Participants during a Performance Cycle, or who cease to be a Participant during a Performance Cycle and continue to be employed by the Company.


                                   ARTICLE VI
                                PAYMENT OF AWARD

         1. GENERAL RULE. The amount of each Participant's Award shall be paid to such Participant in cash during the second quarter of the year following the end of the Performance Cycle for which the Award is made or on a deferred basis as determined by the Committee.

Such determination as to deferred payments shall be governed by the Committee's judgment as to the time or times of payment best serving the interests of the Company. Deferred payments shall be made pursuant to such terms and conditions as may be determined or provided for by the Committee, only to Participants who continue in the employ of the Company or are retired under a retirement plan approved by the Board of Directors, or to the estates of, or beneficiaries designated by, Participants who shall have died while in such employ or after such retirement. In the event of termination of employment by a Participant for any reason other than such retirement or death, then such Participant or his estate or his beneficiary or beneficiaries shall after such termination receive a distribution or distributions, if any, the amount (not in excess of the unpaid deferred payments) and time of which shall be determined or provided for by the Committee.

2. VOLUNTARY DEFERRAL. The amount of each Participant's Award which has not been deferred by the Committee pursuant to paragraph 1 above will be paid to such Participant in cash during the second quarter of the year following the end of the Performance Cycle for which the Award is made, unless the Participant has made a valid irrevocable election to defer such payment. Such election shall be made during the first year of a Performance Cycle, with respect to the payment of any Participant's Award for that Performance Cycle. Deferral elections pursuant to this paragraph 2 shall otherwise be subject to the same rules and requirements for deferrals under the Company's Deferred Management Incentive Compensation Plan ("DMICP"). Any Awards so defined shall no longer be subject to the terms of this Plan but shall thereafter be subject to the DMICP, as amended from time to time. For purposes of administering the DMICP the Award shall be deemed "Incentive Compensation" and any deferred Award shall be deemed "Deferred Compensation".

                                  ARTICLE VII
                                NONASSIGNABILITY

         No rights or interests of any participant or surviving spouse under this Plan shall be assignable, transferable or subject to anticipation, alienation, encumbrance, pledge or charge of any nature. Any attempt to take such action in violation of this Article shall be void and shall authorize the Committee, in its discretion, to forfeit all or any further right and interest in the Plan of such Participant or surviving spouse.

                                  ARTICLE VIII
                                    FUNDING

         The Plan shall be unfunded, and Awards hereunder shall be paid only from the general assets of the Company.

                                   ARTICLE IX
                                 ADMINISTRATION

         The Plan shall be administered under the direction of the Committee. The Committee shall have the right and discretion to construe the Plan, to interpret any provision thereof, to make rules and regulations relating to the Plan, to require audits of the operations and calculations made under the Plan, and to determine any factual question arising in connection with the Plan's operation after such investigation or hearing as the Committee may deem appropriate. Any decision made by the Committee under the provisions of this Article shall be conclusive and binding on all parties concerned.


                                   ARTICLE X
                               EMPLOYMENT RIGHTS

         Nothing in the Plan shall be deemed to give any person any right to remain in the employ of the Company or affect any right of the Company to terminate a person's employment.

                                   ARTICLE XI
                                 EFFECTIVE DATE

         The Plan shall apply to 1993 and 1994 performance cycles of the predecessor Plan as amended February 7, 1994.